As filed with the Securities and Exchange Commission on May 30, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN GAS PARTNERS, LP
(Exact name of Registrant as specified in its charter)

Delaware	26-1075808
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices, including zip code)

Western Gas Partners, LP
2008 Long-Term Incentive Plan
(Full title of the plan)
Robert G. Gwin
President and Chief Executive Officer
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Name and address of agent for service)
(832) 636-6000
(Telephone number, including area code, of agent for service)
Copy to:
David P. Oelman
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002-6760

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered (1)	per share (2)	price (2)	fee
Common Units representing limited partner interests	2,250,000	$16.58	$37,305,000	$1,467

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common units that become issuable under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “Plan”) by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding common units.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act based on the average of the high and low prices reported on the New York Stock Exchange on May 27, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, we shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the registrant with the Commission are incorporated by reference in this registration statement:
•	Our prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, on May 9, 2008, in connection with the Registration Statement on Form S-1, as amended (File No. 333-146700);

•	Our current report on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on May 14, 2008; and

•	The description of our common units contained in our Registration Statement on Form 8-A filed with the Commission on May 6, 2008 (including any amendment or report filed for the purpose of updating such description).
     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.

Item 6. Indemnification of Directors and Officers.
     Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Our partnership agreement provides that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.
     Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.
     Our general partner has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that our general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of our general partner (or of any subsidiary of our general partner) or in any capacity at the request of our general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that our general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.
     Under our omnibus agreement, Anadarko Petroleum Corporation (“Anadarko”) will indemnify us for a period of three years after the closing of our initial public offering against certain potential environmental claims, losses and expenses associated with the operation of our assets, which occur before the closing date of the initial public offering or relate to any investigation, claim or proceeding under environmental laws relating to such assets and pending as of the closing of our initial public offering. Anadarko will have no indemnification obligation with respect to environmental claims made as a result of additions to or modifications of environmental laws that are promulgated after the closing date of our initial public offering.
      Additionally, Anadarko will indemnify us for losses attributable to the following:
(1)  our failure, as of the closing date of our initial public offering, to have valid easements, fee title or leasehold interests in and to the lands on which our assets are located, to the extent such failure renders us unable to use or operate our assets in substantially the same manner in which they were used and operated immediately prior to the closing of our initial public offering;
 (2)  our failure, as of the closing date of our initial public offering, to have any consent or governmental permit necessary to allow (i) the transfer of assets from Anadarko to us at the closing of our initial public offering or (ii) us to use or operate our assets in substantially the same manner in which they were used and operated immediately prior to the closing of our initial public offering;
 (3)  all income tax liabilities
  (i)  attributable to the pre-closing operations of our assets,
  (ii)  arising from or relating to the formation transactions,
  (iii) of us that may arise after the closing of our initial public offering which have been specifically assumed by Anadarko; or

(iv)  arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor or transferee or otherwise, provided that such income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the closing of our initial public offering;
 (4)  all liabilities, other than covered environmental laws and other than liabilities incurred in the ordinary course of business conducted in compliance with the applicable laws, that arise prior to the closing date; and
 (5)  all liabilities attributable to any assets or entities retained by Anadarko.
     Anadarko’s maximum liability for indemnification is unlimited in amount. Anadarko will not have any obligation to indemnify us, unless a claim for indemnification specifying in reasonable detail the basis for such claim is furnished to us in good faith (a) with respect to a claim under clause (1), (2) or (4) above, prior to the third anniversary date of the closing of our initial public offering or (b) with respect to a claim under clause (3) or (5) above, prior to the first day after expiration of the statute of limitations period applicable to such claim. In no event shall Anadarko be obligated to indemnify us for any losses or income taxes to the extent we have made reservations for any such losses or income taxes in our combined financial statements as of December 31, 2007, or to the extent we recover any such losses or income taxes under available insurance coverage or from contractual rights against any third party.
      Under the omnibus agreement, we have agreed to indemnify Anadarko for all claims, losses and expenses attributable to the post-closing operations of the gathering, compression, treating and transportation assets contributed to us at the closing of our initial public offering, to the extent not that such losses are not subject to Anadarko’s indemnification obligations.
     Anadarko’s bylaws provide that it must indemnify to the fullest extent permitted by applicable law any person made, or threatened to be made, a party in any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative), by reason of the fact that he or she is or was one of its directors or officers or by reason of the fact that such director or officer, at Anadarko’s request, is or was serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. Anadarko is not required to indemnify anyone in connection with any proceeding initiated by such person unless it was authorized by our board of directors or is brought to enforce the right to indemnification.
     Anadarko has also entered into individual indemnification agreements with each of its directors and certain executive officers, including Messrs. R. A. Walker, Karl F. Kurz and Robert K. Reeves. These agreements indemnify these individuals to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Anadarko.
     The underwriting agreement entered into in connection with our initial public offering provides for indemnification of Anadarko and our general partner, their officers and directors, and any person who controls Anadarko and our general partner, including indemnification for liabilities under the Securities Act.
Item 7. Exemptions from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

No.	Description

4.1	Certificate of Limited Partnership of Western Gas Partners, LP (incorporated by reference to Exhibit 3.1 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed October 15, 2007 (File No. 333-146700)).

4.2	Certificate of Formation of Western Gas Holdings, LLC (incorporated by reference to Exhibit 3.3 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed October 15, 2007 (File No. 333-146700)).

No.	Description

4.3	Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (incorporated by reference to Exhibit 3.1 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.4	Amended and Restated Limited Liability Company Agreement of Western Gas Holdings, LLC (incorporated by reference to Exhibit 3.2 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.5	Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed January 23, 2008 (File No. 333-146700)).

4.7	Western Gas Holdings, LLC Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed January 30, 2008 (File No. 333-146700)).

4.8	Form of Award Agreement under Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.9	Western Gas Holdings, LLC – Form of Award Agreement (incorporated by reference to Exhibit 10.15 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed April 15, 2008 (File No. 333-146700)).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of May, 2008.

WESTERN GAS PARTNERS, LP
By:	WESTERN GAS HOLDINGS, LLC,
its general partner

By:	/s/ Robert G. Gwin
	Name:	Robert G. Gwin
Name: President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert G. Gwin and Michael C. Pearl, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert G. Gwin Robert G. Gwin	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2008
/s/ Michael C. Pearl Michael C. Pearl	Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2008
/s/ Danny J. Rea Danny J. Rea	Senior Vice President, Chief Operating Officer and Director	May 30, 2008
/s/ R. A. Walker R. A. Walker	Chairman of the Board and Director	May 30, 2008
/s/ Milton Carroll Milton Carroll	Director	May 30, 2008

Signature	Title	Date
/s/ Anthony R. Chase Anthony R. Chase	Director	May 30, 2008
/s/ James R. Crane James R. Crane	Director	May 30, 2008
/s/ Karl F. Kurz Karl F. Kurz	Director	May 30, 2008
/s/ Robert K. Reeves Robert K. Reeves	Director	May 30, 2008
/s/ David J. Tudor David J. Tudor	Director	May 30, 2008

INDEX TO EXHIBITS

No.	Description

4.1	Certificate of Limited Partnership of Western Gas Partners, LP (incorporated by reference to Exhibit 3.1 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed October 15, 2007 (File No. 333-146700)).

4.2	Certificate of Formation of Western Gas Holdings, LLC (incorporated by reference to Exhibit 3.3 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed October 15, 2007 (File No. 333-146700)).

4.3	Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (incorporated by reference to Exhibit 3.1 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.4	Amended and Restated Limited Liability Company Agreement of Western Gas Holdings, LLC (incorporated by reference to Exhibit 3.2 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.5	Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed January 23, 2008 (File No. 333-146700)).

4.7	Western Gas Holdings, LLC Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed January 30, 2008 (File No. 333-146700)).

4.8	Form of Award Agreement under Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 to Western Gas Partners, LP’s Current Report on Form 8-K filed May 14, 2008 (File No. 001-34046)).

4.9	Western Gas Holdings, LLC – Form of Award Agreement (incorporated by reference to Exhibit 10.15 to Western Gas Partners, LP’s Registration Statement on Form S-1 filed April 15, 2008 (File No. 333-146700)).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith.